Exhibit 99.1

FOR IMMEDIATE RELEASE

THL Credit Announces Second Quarter 2013 Financial Results

Declares a Dividend of $0.34 Per Share and a $0.08 Per Share

Special Dividend

BOSTON – August 6, 2013 – THL Credit, Inc. (NASDAQ: TCRD) (“THL Credit” or the “Company”), a direct lender to middle market companies, today announced financial results for its fiscal second quarter ended June 30, 2013. Additionally, THL Credit announced that its Board of Directors has declared a third fiscal quarter 2013 dividend of $0.34 per share and a special dividend of $0.08 per share both payable on September 30, 2013, to stockholders of record as of September 16, 2013.

HIGHLIGHTS

($ in millions, except per share amounts)
As of June 30, 2013
Portfolio results
Total assets	$555.0
Investment portfolio, at fair value	$507.1
Net assets	$460.3
Net asset value per share	$13.58
Weighted average yield on investments	12.8%

	Quarter ended June 30, 2013	Quarter ended June 30, 2012
Portfolio activity
Total investments made, at par	$142.3	$66.8
Number of new portfolio companies	6	6
Number of portfolio companies at end of period	46	30
Operating results
Total investment income	$22.7	$11.8
Net investment income	$13.3	$6.5
Net increase in net assets from operations	$15.6	$6.0
Net investment income per share	$0.49	$0.32
Dividends declared per share	$0.34	$0.30

“We are very pleased with our second quarter results, which included $76 million of net portfolio growth, higher than anticipated incremental earnings in connection with the realization of equity positions in Surgery and Yellow Pages and a successful equity offering completed in June,” said James K. Hunt, chief executive officer of THL Credit. “We made $142 million of investments and received $73 million in proceeds from investment repayments, sales and recapitalizations, including $7 million of proceeds from Yellow Pages and Surgery that have been reflected as dividends and realized gains this quarter. Our continued growth is supported by access to the full $170 million of borrowing capacity of our revolving credit facility providing us ample liquidity. To further expand our active pipeline of investment opportunities, I am pleased to announce the addition of Monty Cook as a managing director in our New York office and the addition of Dan Letizia as director and Chris Babick as vice-president in our Chicago office. With a presence in five major financial regions in the country, we are well positioned for continued growth.”

PORTFOLIO AND INVESTMENT ACTIVITY

In the second quarter, THL Credit closed on $131.7 million in eight new investment transactions, including investments in six new portfolio companies, and $10.6 million in follow-on investments in two existing portfolio companies.

Investments for the quarter included:

•

$15.0 million investment in the second lien term loan of Surgery Center Holdings, Inc. (“Surgery”), an ambulatory surgery center company, after receiving $19.3 million in proceeds, including a prepayment premium, from the realization of a subordinated term loan in the company;

•	$11.2 million investment in the senior secured term loan of Ingenio Acquisition, LLC (“Ingenio”), an e-commerce based provider of personal and professional advice, headquartered in San Francisco, CA;

•

$25.9 million investment in the subordinated term loan of Wingspan Portfolio Holdings, Inc. (“Wingspan”), a specialized mortgage servicing company providing component services to banks and mortgage insurers, headquartered in Plano, TX;

•

$31.4 million investment in the senior secured term loan of Holland Intermediate Acquisition Corp. (“Holland”), a land services company that provides services throughout the energy production cycle, headquartered in Fort Worth, TX;

•

$14.3 million investment in the senior secured term loan of Cydcor, LLC (“Cydcor”), in connection with a refinancing of the company. Cydcor is a provider of outsourced face-to-face customer acquisition services to businesses throughout North America;

•	$0.2 million initial limited partnership investment in a fund managed by Freeport Financial;

•

$18.7 million investment in the second lien term loan of Expert Global Solutions, Inc., a provider of business process outsourcing services with a focus on customer relationship and accounts receivable management, headquartered in Horsham, PA;

•	$15.0 million investment in the second lien term loan of Blue Coat Systems, Inc., a provider of internet security and network acceleration services to business, headquartered in Sunnyvale, CA; and

•	Follow-on investments of $10.3 million in the secured term loan of CRS Reprocessing, LLC and $0.3 million in the secured term loan of Duff & Phelps Corporation.

The weighted average yield of investments made this quarter was 11.1% reflecting the increase in our first and second lien holdings in the investment portfolio from 44 percent as of December 31, 2012 to 54 percent as of June 30, 2013.

Realizations for the quarter included:

•	$8.3 million in proceeds from the prepayment of THL Credit’s debt investment in Firebirds International, LLC, which includes a prepayment premium;

•	$1.7 million in proceeds from THL Credit’s remaining debt holdings of YP Intermediate Holdings Corp. (“Yellow Pages”);

•	$3.4 million from the partial prepayment of THL Credit’s debt investment in AIM Media Texas Operating, LLC which includes a prepayment premium; and

•

$17.9 million from the sale of a portion of THL Credit’s investments in Gold, Inc., Embarcadero Technologies, Inc., Holland, Ingenio, Connecture, Inc., Tri Starr Management Services, Inc. and Wingspan to a separate account managed in connection with THL Credit Greenway Fund II LLC and a co-investor as anticipated at the time of THL Credit’s initial investment in each of these portfolio companies.

These transactions bring the total fair value of THL Credit’s investment portfolio to $507.1 million across 46 portfolio companies at the end of the second quarter. As of June 30, 2013, the weighted average yield of the debt and income-producing securities in the investment portfolio at their current cost basis was 12.8 percent. The weighted average yield on the debt investments alone at their current cost basis was 12.6 percent. As of June 30, 2013, we had one loan on non-accrual status with an amortized cost basis of $7.7 million and fair value of $6.4 million, or 1.5% and 1.3% of the portfolio’s amortized cost and fair value, respectively.

As of June 30, 2013, THL Credit’s investment portfolio at fair value was allocated 30 percent in first lien debt, including unitranche investments, 24 percent in second lien debt, 36 percent in subordinated debt, 9 percent in income-producing securities and 1 percent in equity securities.

This compares to its portfolio as of Dec. 31, 2012, which had a fair value of $394.3 million across 34 companies allocated 26 percent in first lien debt, 18 percent in second lien debt, 47 percent in subordinated debt, 7 percent in income-producing securities and 2 percent in equity securities. The weighted average yield of the debt and income-producing securities in the investment portfolio at their cost basis as of Dec. 31, 2012, was 13.9 percent. The weighted average yield on the debt investments alone at their cost basis as of Dec. 31, 2012, was 13.7 percent. There were no loans on non-accrual status as of Dec. 31, 2012.

RESULTS OF OPERATIONS

Investment income

Total investment income for the three months ended June 30, 2013 and 2012 was $22.7 million and $11.8 million, respectively, and consisted of $15.4 million and $10.4 million of interest income on debt securities (which included $0.9 million and $1.2 million, respectively, of PIK interest and $0.8 million and $0.2 million, respectively, of prepayment premiums), $4.5 million and $0 of dividend income, $1.6 million and $0.6 million of interest income on income-producing securities and $1.2 million and $0.8 million of other income, respectively, primarily related to fees from THL Credit’s portfolio companies, THL Credit Greenway Fund LLC (“Greenway”) and THL Credit Greenway Fund II LLC (“Greenway II”), and amendment and structuring fees.

The increase in the investment income compared to the same periods in prior years is due to the growth of THL Credit’s investment portfolio as well as dividend income from its equity investments in Yellow Pages and Surgery.

Expenses

Expenses for the three months ended June 30, 2013 and 2012 were $9.4 million and $5.2 million, respectively. For the three months ended June 30, 2013 and 2012, base management fees were $1.7 million and $1.1 million, incentive fees totaled $3.7 million and $1.6 million, administrator and other expenses for the same periods totaled $1.8 million and $1.5 million and fees and expenses related to THL Credit’s credit facility for the same periods totaled $1.7 million and $1.0 million, respectively. In addition, for the three months ended June 30, 2013 and 2012, an income tax provision of $0.5 million and $0 was incurred related to the dividend income received from Yellow Pages.

The increase in base management fees and incentive fee expense is due to growth in the investment portfolio, net investment income and realized gains. The increase in administrator and other expenses is due to growth of administrator costs and professional fees due to the growth of THL Credit’s portfolio. The increase in expenses and fees related to the credit facility is due to the level of borrowings and the increased commitment size of the revolving and term loan credit facilities. The increase in the tax provision is related to the estimated current tax liability determined from the Yellow Pages dividend income received by a consolidated blocker corporation. This provision reflects management’s best estimate of the liability, based upon the information available to date and is subject to change once actual tax information from the underlying portfolio company is received.

Net investment income

Net investment income totaled $13.3 million and $6.5 million, or $0.49 and $0.32 per share based upon weighted average common shares outstanding, for the three months ended June 30, 2013 and 2012, respectively.

The increase in net investment income compared to the same period in the prior year is due to the growth of THL Credit’s investment portfolio and the dividend income from Yellow Pages and Surgery recapitalizations net of taxes.

Net change in realized gains and losses on investments, net of income tax provision

For the three months ended June 30, 2013, THL Credit recognized a realized gain of $2.8 million related primarily from proceeds received from Yellow Pages and recorded an estimated tax provision related to this realized gain of $1.1 million. There were no realized gains or losses on investments for the three months ended June 30, 2012.

Net change in unrealized appreciation on investments

For the three months ended June 30, 2013 and 2012, THL Credit’s investment portfolio had a net change in unrealized appreciation of ($0.7) million and $0.03 million, respectively. As of June 30, 2013 and Dec. 31, 2012, net unrealized appreciation on investments was $3.7 million and $2.6 million, respectively.

The net change in unrealized appreciation compared to the same period in the prior year was driven by changes in capital market conditions and in the financial performance of certain portfolio companies and the reversal of unrealized appreciation of investments that were repaid during the quarter.

Benefit for taxes on unrealized appreciation on investments

For the three months ended June 30, 2013, the benefit for taxes on unrealized appreciation on investments was $0.6 million related to the change in valuation of Yellow Pages. There was no provision for taxes on unrealized appreciation on investments for the three months ended June 30, 2012.

Realized and unrealized gain (loss) on interest rate derivative

For the three months ended June 30, 2013 and 2012, THL Credit’s interest rate derivative agreement, had unrealized appreciation (depreciation) of $0.9 million and ($0.6) million, respectively, which was due to capital markets changes impacting swap rates. For the three months ended June 30, 2013, THL Credit also recognized a realized loss related to amounts paid on the interest rate derivative of $0.1 million. There were no amounts paid on the interest rate derivative for the three months ending June 30, 2012.

Net increase in net assets resulting from operations

Net increase in net assets resulting from operations totaled $15.6 million and $6.0 million, or $0.58 and $0.30 per share, respectively, for the three months ended June 30, 2013 and 2012, respectively.

This increase in net assets from operations is due to the continued growth in net investment income, which is a result of growing the portfolio, an increase in dividend income, realized gains and changes in the unrealized values of investments and the interest rate derivative.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

As of June 30, 2013, THL Credit had cash of $34.4 million.

THL Credit’s liquidity and capital resources are derived from its revolving credit facility and equity raises and cash flows from operations, including investment sales and repayments, and income earned. Its primary use of funds from operations includes making investments in portfolio companies, payment of dividends to stockholders and funding operating expenses it incurs. THL Credit used, and expects to continue to use, these capital resources, together with proceeds from the turnover within the portfolio and from future public and private offerings of securities to finance its investment objectives.

On June 24, 2013, THL Credit received $106.2 million, net of offering fees and an underwriting discount, from its public equity offering and used $92.3 million to pay down outstanding loans on its revolving credit facility. At June 30, 2013, THL Credit had $70.0 million in outstanding borrowings on its term loan with an interest rate of 4.19 percent. There were no borrowings outstanding on the revolving credit facility at June 30, 2013. THL Credit borrowed $208.7 million under its revolving credit facility and increased the size of its term loan facility by $20.0 million for the six months ended June 30, 2013 and repaid $208.7 million on its revolving credit facility with proceeds from the public equity offering, investment prepayments and sales and income earned.

For the six months ended June 30, 2013, THL Credit’s operating activities used cash of $77.6 million primarily in connection with the purchase of investments and its financing activities provided cash of $126.3 million of net proceeds from the public equity offering and proceeds received from net borrowings and used cash of $19.1 million for the payment of dividends to stockholders and financing costs related to the credit facility.

For the six months ended June 30, 2012, THL Credit’s operating activities used cash of $52.6 million primarily in connection with the purchase of investments and its financing activities provided cash of $65.2 million from net borrowings and used cash of $15.9 million for the payment of dividends to stockholders and financing costs related to the credit facility.

RECENT DEVELOPMENTS

From July 1, 2013 through August 6, 2013, THL Credit made $25.2 million of investments in two companies in the restaurant and healthcare, consulting industries. Of the $25.2 million, 83% was in a second lien term loan and 17% was in a subordinated term loan. Of the new investments, 83% were floating rate and 17% were fixed. The weighted average yield of these debt investments based upon cost at the time of the investment was 11.7%.

On August 2, 2013, THL Credit’s board of directors declared a dividend of $0.34 per share and a special dividend of $0.08 per share, payable on Sept. 30, 2013 to stockholders of record at the close of business on Sept. 16, 2013.

CONFERENCE CALL

THL Credit will host a conference call to discuss these results and its business outlook on August 7, 2013, at 8:30 a.m. Eastern Daylight Time. The conference call will be led by James K. Hunt, chief executive officer, and Terrence W. Olson, chief operating officer and chief financial officer, and Christopher J. Flynn, managing director.

For those wishing to participate by telephone, please dial (877) 375-9141 (domestic) or (253) 237-1151 (international). Use passcode 31523302. THL Credit will also broadcast the conference call live via its website at www.thlcredit.com. Starting approximately two hours after the conclusion of the call, a replay will be available through August 15, 2013, by dialing (855) 859-2056 (domestic) or (404) 537-3406 (international) and entering passcode 31523302. The replay will also be available on the Company’s website.

AVAILABLE INFORMATION

THL Credit’s filings with the Securities and Exchange Commission, press releases, earnings releases, investor presentation and other financial information are available on its website at www.thlcredit.com.

THL CREDIT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except per share data)

	June 30, 2013 (unaudited)	December 31, 2012
Assets:
Investments at fair value:
Non-controlled, non-affiliated investments (cost of $503,479 and $391,699, respectively)	$507,137	$394,339
Non-controlled, affiliated investments (cost of $10 and $10, respectively)	10	10

Total investments at fair value (cost of $503,489 and $391,709, respectively)	507,147	394,349
Cash	34,377	4,819
Deferred financing costs	4,543	3,817
Interest receivable	7,905	2,594
Due from affiliate	543	420
Receivable for paydown of investment	392	125
Prepaid expenses and other assets	134	134

Total assets	$555,041	$406,258

Liabilities:
Loans payable	$70,000	$50,000
Payable for investments purchased	14,850	—
Accrued incentive fees	5,193	3,279
Base management fees payable	1,673	1,514
Income taxes payable	1,548	—
Accrued expenses	773	739
Deferred tax liability	386	454
Due to affiliate	180	—
Interest rate derivative	66	1,053
Accrued credit facility fees and interest	57	115
Accrued administrator expenses	20	304
Dividends payable	—	1,316

Total liabilities	94,746	58,774

Net Assets:
Preferred stock, par value $.001 per share, 100,000 preferred shares authorized, no preferred shares issued and outstanding	—	—
Common stock, par value $.001 per share, 100,000 common shares authorized, 33,905 and 26,315 shares issued and outstanding at June 30, 2013 and December 31, 2012, respectively.	34	26
Paid-in capital in excess of par	449,928	343,723
Net unrealized appreciation on investments, net of provision for taxes of $386 and $454, respectively	3,272	2,187
Net unrealized depreciation on interest rate derivative	(66)	(1,053)
Interest rate derivative periodic interest payments, net	(388)	(180)
Accumulated undistributed net realized gains, net of provision for taxes of $1,097 and $0, respectively.	2,034	348
Accumulated undistributed net investment income	5,481	2,433

Total net assets	460,295	347,484

Total liabilities and net assets	$555,041	$406,258

Net asset value per share	$13.58	$13.20

THL CREDIT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Investment Income:
From non-controlled, non-affiliated investments:
Interest income	$16,888	$11,003	$30,779	$21,153
Dividend income	4,527	—	4,527	—
Other income	510	62	545	131
From non-controlled, affiliated investment:
Other income	747	694	1,244	1,224

Total investment income	22,672	11,759	37,095	22,508
Expenses:
Incentive fees	3,728	1,635	6,040	3,062
Base management fees	1,673	1,107	3,196	2,147
Credit facility interest and fees	1,401	760	2,495	1,213
Administrator expenses	761	677	1,650	1,501
Other general and administrative expenses	497	337	847	619
Professional fees	415	357	641	562
Amortization of deferred financing costs	269	237	765	449
Directors’ fees	159	135	286	269

Total expenses before income tax provision	8,903	5,245	15,920	9,822
Income tax provision	496	—	496	—

Net investment income	13,273	6,514	20,679	12,686
Realized and Unrealized Gain on Investments:
Net realized gain on non-controlled, non-affiliated investments	2,782	—	2,782	—
Income tax provision, realized gain	(1,097)	—	(1,097)	—
Net change in unrealized appreciation on investments:
Non-controlled, non-affiliated investments	(681)	27	1,018	(438)
Non-controlled, affiliated investments	—	—	—	(1)

Net change in unrealized appreciation on investments	(681)	27	1,018	(439)

Benefit for taxes on unrealized appreciation on investments	596	—	67	—
Interest rate derivative periodic interest payments, net	(104)	—	(208)	—
Unrealized appreciation (depreciation) on interest rate derivative	846	(574)	988	(574)

Net increase in net assets resulting from operations	$15,615	$5,967	$24,229	$1,673

Net investment income per common share:
Basic and diluted	$0.49	$0.32	$0.78	$0.63
Net increase in net assets resulting from operations per common share:
Basic and diluted	$0.58	$0.30	$0.91	$0.58
Weighted average shares of common stock outstanding:
Basic and diluted	26,899	20,220	26,609	20,220

ABOUT THL CREDIT

THL Credit is an externally-managed, non-diversified closed-end management investment company that has elected to be treated as a business development company (BDC) under the Investment Company Act of 1940. THL Credit’s investment objective is to generate both current income and capital appreciation, primarily through investments in privately negotiated debt and equity securities of middle market companies.

THL Credit is headquartered in Boston, with additional investment teams in Chicago, Los Angeles, New York and Houston. THL Credit is a direct lender to middle market companies and invests in subordinated, or mezzanine, debt and second lien secured debt, which may include an associated equity component such as warrants, preferred stock or other similar securities. THL Credit also selectively invests in first lien secured loans that generally have structures with higher interest rates, which include unitranche investments, or loan structures that combine characteristics of traditional first lien senior secured loans as well as second lien and subordinated loans. In certain instances THL Credit will also make direct equity investments, including equity investments into or through funds, and may also selectively invest in more broadly syndicated first lien secured loans from time to time. THL Credit’s investment activities are managed by THL Credit Advisors LLC, an investment adviser registered under the Investment Advisers Act of 1940.

FORWARD-LOOKING STATEMENTS

Statements made in this press release may constitute forward-looking statements. Such statements reflect various assumptions by THL Credit concerning anticipated results and are not guarantees of future performance. The accuracy of such statements involves known and unknown risks, uncertainties and other factors that, in some ways, are beyond management’s control, including the factors described from time to time in filings by THL Credit with the Securities and Exchange Commission. THL Credit undertakes no duty to update any forward-looking statements made herein. All forward-looking statements speak only as of the date of this press release.

Investor Contact:

THL Credit, Inc.

Terrence W. Olson, COO & CFO

800-450-4424

Media Contact:

Sard Verbinnen & Co

Matt Benson

212-687-8080

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